Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD FIRST QUARTER EARNINGS AND
INCREASES FULL YEAR GUIDANCE

MIAMI – April 26, 2018 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported record first quarter results and increased its outlook for the full year.   The company reported first quarter US GAAP earnings of $1.02 per share and Adjusted earnings of $1.09 per share beating guidance due to better revenue.  Full year Adjusted earnings guidance is increased by $0.15 to a range of $8.70 to $8.90 per share.

KEY HIGHLIGHTS

Results for the First Quarter 2018:
➢
US GAAP Net Income was $218.7 million or $1.02 per share and Adjusted Net Income was $232.8 million or $1.09 per share versus US GAAP and Adjusted Net Income of $214.7 million or $0.99 per share in 2017.

➢	Gross Yields were up 3.1% in Constant-Currency (up 5.1% As-Reported). Net Yields were up 4.9% in Constant-Currency (up 7.0% As-Reported).
➢	Gross Cruise Costs per APCD increased 5.0% in Constant-Currency (up 6.1% As-Reported). Net Cruise Costs ("NCC") excluding Fuel per APCD were up 11.2% in Constant-Currency (up 12.5% As-Reported).

Full Year 2018:
➢	Overall, the company's booked position remains at a record level, better than last year in both rate and volume.
➢	Adjusted earnings are expected to be in the range of $8.70 to $8.90 per share, up $0.15 from initial guidance.

➢	Net Yields are expected to increase 2.0% to 3.75% in Constant-Currency (up approximately 4.0% As-Reported).
➢	NCC excluding Fuel per APCD are expected to be up approximately 2.5% in Constant-Currency (up 3.0% to 3.5% As-Reported).
"This year is proving to be another strong year with all our brands firing on all cylinders," said Richard D. Fain, chairman and CEO.  "The market continues to support our growth as our people keep focused on delivering our targets and goals. The strength of this market plus our new ships in 2018 (Symphony of the Seas, Azamara Pursuit, Mein Schiff 1 and Celebrity Edge), position us nicely for 2019 as well."

FIRST QUARTER 2018
US GAAP Net Income for the first quarter of 2018 was $218.7 million or $1.02 per share and Adjusted Net Income was $232.8 million or $1.09 per share.  Last year, US GAAP and Adjusted Net Income were $214.7 million or $0.99 per share.  The improvement over last year and over previous guidance was mainly driven by better than expected revenue from our global brands and our joint ventures.
Gross Yields were up 3.1% and Net Yields were up 4.9% in Constant-Currency.  Demand for our core products came in as expected, while demand for experiential related onboard products and activities was better than anticipated.  Net Onboard revenue yields grew by 6.3% in Constant-Currency.
Gross Cruise Costs per APCD increased 5.0% in Constant-Currency.  Net Cruise Costs ("NCC") excluding Fuel per APCD were up 11.2% in Constant-Currency, higher than guidance, driven by timing.
Bunker pricing net of hedging for the first quarter was $500.2 per metric ton and consumption was 320.6 metric tons.

"We are delighted to report another record breaking quarter and to be driving towards record earnings for the year, above our initial guidance," said Jason T. Liberty, executive vice president and CFO.  "Revenues continue to excel and expenses, even including some new demand generating initiatives, continue to be carefully controlled."
During this quarter the company completed the $500 million share repurchase program authorized a year ago.

FULL YEAR 2018
The company has increased its forecast of full year Adjusted EPS to a range of $8.70 to $8.90 per share, $0.15 above the previous guidance.
The company's 2018 booked position is better than last year's record high and ahead in both volume and rate.  All core products are generally in line with the company's previous expectations.
The company expects a Net Yield increase in the range of 2.0% to 3.75% in Constant-Currency and approximately 4.0% As-Reported for the full year.
NCC excluding Fuel are expected to be up approximately 2.5% in Constant-Currency and up 3.0% to 3.5% As-Reported.  This revised cost guidance reflects some shifts related to our joint ventures that will be shown below the operating profit line versus above line.  The updated guidance also reflects increased investments in demand generating activities.
Taking into account current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company estimates 2018 Adjusted EPS will be in the range of $8.70 to $8.90 per share.

SECOND QUARTER 2018
An unusually strong market in 2017 generated an unusually strong Net Yield increase of 11.5% during the second quarter of 2017.  That, plus the timing of the Easter vacation period make for a tough year-over-year comparable.  Nevertheless the company expects Constant-Currency Net Yields to be up in the range of 1.5% to 2.0% for the second quarter of 2018.

NCC excluding Fuel are expected to be up approximately 5.0% in Constant-Currency.  The elevated cost comparable for the quarter is the result of additional drydock days and further investments in the product and demand generating activities.

Based on current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company expects second quarter Adjusted EPS to be $1.85 to $1.90 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $173 million and $678 million of fuel expense in its second quarter and full year 2018 guidance, respectively.
Forecasted consumption is 50% hedged via swaps for the remainder of 2018 and 47%, 36%, 14% and 0% hedged for 2019, 2020, 2021 and 2022, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $440, $331, $340, $351 and $0, respectively.

The company provided the following fuel statistics for the second quarter and full year 2018:
FUEL STATISTICS	Second Quarter 2018	Full Year 2018
Fuel Consumption (metric tons)	337,000	1,338,900
Fuel Expenses	$173 million	$678 million
Percent Hedged (fwd. consumption)	50%	50%
Impact of 10% change in fuel prices	$10 million	$29 million

In summary, the company provided the following guidance for the second quarter and full year 2018:

GUIDANCE	As-Reported	Constant-Currency
Second Quarter 2018
Net Yields	3.0% to 3.5%	1.5% to 2.0%
Net Cruise Costs per APCD	Approx.4.5%	Approx. 4.0%
Net Cruise Costs per APCD ex. Fuel	5.5% to 6.0%	Approx. 5.0%
Full Year 2018
Net Yields	3.5% to 4.5%	2.0% to 3.75%
Net Cruise Costs per APCD	Approx. 2.0%	Approx. 1.5%
Net Cruise Costs per APCD ex. Fuel	3.0% to 3.5%	Approx. 2.5%

GUIDANCE	Second Quarter 2018	Full Year 2018
Capacity change	2.7%	3.7%
Depreciation and Amortization	$255 to $260 million	$1,040 to $1,050 million
Interest Expense, net	$75 to $80 million	$280 to $290 million
Adjusted EPS	$1.85 to $1.90	$8.70 to $8.90

SENSITIVITY	Second Quarter 2018	Remaining Periods 2018
1% Change in Currency	$4 million	$14 million
1% Change in Net Yields	$18 million	$58 million
1% Change in NCC ex Fuel	$10 million	$28 million
100 basis pt. Change in LIBOR	$5 million	$21 million

Exchange rates used in guidance calculations
GBP	$1.39
AUD	$0.76
CAD	$0.78
CNH	$0.16
EUR	$1.22
LIQUIDITY AND FINANCING ARRANGEMENTS
As of March 31, 2018, liquidity was $2.0 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2018, 2019, 2020, 2021 and 2022 are $1.0 billion, $0.9 billion, $1.5 billion, $0.8 billion and $1.6 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2018, 2019, 2020, 2021 and 2022 are $3.4 billion, $2.1 billion, $2.5 billion, $2.5 billion and $2.9 billion, respectively.  Capacity changes for 2018, 2019, 2020, 2021 and 2022 are expected to be 3.7%, 6.8%, 4.2%, 7.9% and 7.6%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Earnings per Share ("Adjusted EPS")
Represents Adjusted Net Income divided by the weighted average or by the diluted weighted average of shares outstanding, as applicable, at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included the impairment loss related to Skysea Holding and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

Available Passenger Cruise Days ("APCD")
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel on a "Constant-Currency" basis – i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs ("NCC") and NCC excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance.  For the periods presented, Net Cruise

Costs exclude the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which was included within marketing, selling and administrative expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see "Adjusted Measures of Financial Performance" below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50% joint venture owner of the German brand TUI Cruises, a 49% shareholder in the Spanish brand Pullmantur and a 36% shareholder in the

Chinese brand SkySea Cruises. Together, these brands operate a combined total of 50 ships with an additional twelve on order as of March 31, 2018. They operate diverse itineraries around the world that call on approximately 540 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2018 and beyond. Words such as "anticipate," "believe," "could," "driving," "estimate," "expect," "goal," "intend," "may," "plan," "project," "seek," "should," "will," "would," and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management's current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings or capital in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions "Risk Factors" in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.  We have not provided a quantitative reconciliation of (i) projected Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended March 31,
	2018	2017
Passenger ticket revenues	$1,425,644	$1,418,223
Onboard and other revenues	602,112	590,337
Total revenues	2,027,756	2,008,560
Cruise operating expenses:
Commissions, transportation and other	290,609	310,248
Onboard and other	99,537	105,994
Payroll and related	227,156	215,735
Food	119,642	121,211
Fuel	160,341	177,414
Other operating	278,734	245,222
Total cruise operating expenses	1,176,019	1,175,824
Marketing, selling and administrative expenses	337,361	317,465
Depreciation and amortization expenses	240,230	235,749
Operating Income	274,146	279,522
Other income (expense):
Interest income	7,733	6,252
Interest expense, net of interest capitalized	(67,878)	(80,317)
Equity investment income	28,752	11,880
Impairment loss related to Skysea Holding	(23,343)	—
Other expense	(757)	(2,611)
	(55,493)	(64,796)
Net Income	$218,653	$214,726
Earnings per Share:
Basic	$1.03	$1.00
Diluted	$1.02	$0.99
Weighted-Average Shares Outstanding:
Basic	212,610	214,870
Diluted	213,602	215,813

Comprehensive Income
Net Income	$218,653	$214,726
Other comprehensive income (loss):
Foreign currency translation adjustments	1,160	2,342
Change in defined benefit plans	7,760	(641)
Gain on cash flow derivative hedges	142,530	22,461
Total other comprehensive income	151,450	24,162
Comprehensive Income	$370,103	$238,888

STATISTICS
	Quarter Ended March 31,
	2018	2017
Passengers Carried	1,404,951	1,425,533
Passenger Cruise Days	9,625,781	9,959,565
APCD	8,915,706	9,279,410
Occupancy	108.0%	107.3%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$111,245	$120,112
Trade and other receivables, net	387,862	318,641
Inventories	110,826	111,393
Prepaid expenses and other assets	350,653	258,171
Derivative financial instruments	73,940	99,320
Total current assets	1,034,526	907,637
Property and equipment, net	21,207,786	19,735,180
Goodwill	288,479	288,512
Other assets	1,440,181	1,429,597
	$23,970,972	$22,360,926
Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,144,017	$1,188,514
Accounts payable	454,576	360,113
Accrued interest	90,388	47,469
Accrued expenses and other liabilities	680,397	903,022
Derivative financial instruments	40,314	47,464
Customer deposits	2,785,462	2,308,291
Total current liabilities	5,195,154	4,854,873
Long-term debt	7,664,722	6,350,937
Other long-term liabilities	464,300	452,813
Commitments and contingencies
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 235,738,538 and 235,198,901 shares issued, March 31, 2018 and December 31, 2017, respectively)	2,357	2,352
Paid-in capital	3,390,055	3,390,117
Retained earnings	9,090,544	9,022,405
Accumulated other comprehensive loss	(182,815)	(334,265)
Treasury stock (24,008,342 and 21,861,308 common shares at cost, March 31, 2018 and December 31, 2017, respectively)	(1,653,345)	(1,378,306)
Total shareholders' equity	10,646,796	10,702,303
	$23,970,972	$22,360,926

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Quarter Ended March 31,
	2018	2017
Operating Activities
Net income	$218,653	$214,726
Adjustments:
Depreciation and amortization	240,230	235,749
Impairment loss related to Skysea Holding	23,343	—
Net deferred income tax (benefit) expense	(1,504)	610
Gain on derivative instruments not designated as hedges	(7,810)	(13,812)
Share-based compensation expense	20,164	17,262
Equity investment income	(28,752)	(11,880)
Amortization of debt issuance costs	10,108	13,256
Gain on sale of property and equipment	—	(30,902)
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(10,181)	(828)
Decrease in inventories	567	5,391
Increase in prepaid expenses and other assets	(89,725)	(32,083)
Increase in accounts payable	110,467	56,373
Increase in accrued interest	42,919	45,206
Decrease in accrued expenses and other liabilities	(109,136)	(57,344)
Increase in customer deposits	477,878	333,735
Dividends received from unconsolidated affiliates	37,918	27,997
Other, net	(11,017)	(6,930)
Net cash provided by operating activities	924,122	796,526
Investing Activities
Purchases of property and equipment	(1,720,232)	(122,783)
Cash received on settlement of derivative financial instruments	64,487	13,812
Cash received on loans to unconsolidated affiliates	13,953	5,011
Proceeds from the sale of property and equipment	—	230,000
Other, net	(3,353)	(2,440)
Net cash (used in) provided by investing activities	(1,645,145)	123,600
Financing Activities
Debt proceeds	2,544,737	1,006,000
Debt issuance costs	(41,344)	(10,383)
Repayments of debt	(1,394,222)	(1,840,402)
Purchases of treasury stock	(275,038)	—
Dividends paid	(127,840)	(102,942)
Proceeds from exercise of common stock options	3,863	2,100
Other, net	1,697	1,233
Net cash provided by (used in) financing activities	711,853	(944,394)
Effect of exchange rate changes on cash	303	974
Net decrease in cash and cash equivalents	(8,867)	(23,294)
Cash and cash equivalents at beginning of period	120,112	132,603
Cash and cash equivalents at end of period	$111,245	$109,309
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$16,953	$24,296

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended March 31,
	2018	2018 On a Constant Currency Basis	2017
Passenger ticket revenues	$1,425,644	$1,392,314	$1,418,223
Onboard and other revenues	602,112	596,842	590,337
Total revenues	2,027,756	1,989,156	2,008,560
Less:
Commissions, transportation and other	290,609	285,594	310,248
Onboard and other	99,537	99,360	105,994
Net Revenues	$1,637,610	$1,604,202	$1,592,318

APCD	8,915,706	8,915,706	9,279,410
Gross Yields	$227.44	$223.11	$216.45
Net Yields	$183.68	$179.93	$171.60

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended March 31,
	2018	2018 On a Constant Currency Basis	2017
Total cruise operating expenses	$1,176,019	$1,165,178	$1,175,824
Marketing, selling and administrative expenses (1)	346,599	340,960	317,465
Gross Cruise Costs	1,522,618	1,506,138	1,493,289
Less:
Commissions, transportation and other	290,609	285,594	310,248
Onboard and other	99,537	99,360	105,994
Net Cruise Costs	1,132,472	1,121,184	1,077,047
Less:
Fuel	160,341	160,341	177,414
Net Cruise Costs Excluding Fuel	$972,131	$960,843	$899,633

APCD	8,915,706	8,915,706	9,279,410
Gross Cruise Costs per APCD	$170.78	$168.93	$160.92
Net Cruise Costs per APCD	$127.02	$125.75	$116.07
Net Cruise Costs Excluding Fuel per APCD	$109.04	$107.77	$96.95

(1)For the quarter ended March 31, 2018, amount does not include the impact of the change in accounting principle of $9.2 million related to the recognition of stock-based compensation expense.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended March 31,
	2018	2017
Net Income	$218,653	$214,726
Adjusted Net income	232,758	214,726
Net Adjustments to Net Income- Increase	$14,105	$—
Adjustments to Net Income:
Impairment loss related to Skysea Holding	$23,343	$—
Impact of change in accounting principle(2)	(9,238)	—
Net Adjustments to Net Income- Increase	$14,105	$—

Earnings per Share - Diluted	$1.02	$0.99
Adjusted Earnings per Share - Diluted	1.09	0.99
Net Adjustments to Net Income- Increase	$0.07	$—

Adjustments to Earnings per Share:
Impairment loss related to Skysea Holding	$0.11	$—
Impact of change in accounting principle(2)	(0.04)	—
Net Adjustments to Net Income- Increase	$0.07	$—

Weighted-Average Shares Outstanding - Diluted	213,602	215,813

(2) In January 2018, we elected to change our accounting policy for recognizing stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.